UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2021

TACTILE SYSTEMS TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37799	41-1801204
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

3701 Wayzata Blvd, Suite 300, Minneapolis, MN 55416

(Address of principal executive offices) (Zip Code)

(612) 355-5100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	TCMD	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 8, 2021, Tactile Systems Technology, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with International Biophysics Corporation (“Seller”) and H. David Shockley, Jr. (the “Stockholder”), for the purchase by the Company of substantially all of the assets of Seller’s AffloVest branded high frequency chest wall oscillation vest therapy business (the “Acquired Business”). The closing of the transaction contemplated by the Purchase Agreement occurred simultaneously with the execution of the Purchase Agreement on September 8, 2021.

The consideration for the Acquired Business consisted of an all-cash purchase price of $80,000,000, subject to certain inventory-related adjustments, of which a total of $500,000 was deposited into escrow accounts at closing for purposes of satisfying certain post-closing purchase price adjustments and indemnification claims, if needed. The Purchase Agreement provides that the Seller may receive additional consideration from the Company, if earned, in the form of earn-out payments in the amount of up to $10.0 million based on revenues of the Acquired Business during the 12-month period beginning on the first day of the calendar month following the closing, and up to $10.0 million based on revenues of the Acquired Business during the 12-month period thereafter.

The Purchase Agreement contains customary representations, warranties and covenants by each of the parties. The Purchase Agreement also provides that the parties will indemnify each other for certain liabilities arising under the Purchase Agreement, subject to various limitations, including, among other things, deductibles, caps and time limitations. The Company has obtained representation and warranty insurance that provides coverage for certain breaches of, and inaccuracies in, representations and warranties made by Seller in the Purchase Agreement, subject to exclusions, deductibles and other terms and conditions.

The cash consideration to be paid by the Company at closing was financed with a combination of cash on hand and borrowings under the Company’s amended credit agreement.

The foregoing description of the Purchase Agreement is a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.

The Purchase Agreement is described herein to provide investors with information regarding the terms of the transaction. The representations, warranties and covenants contained in the Purchase Agreement were made solely for the purposes of the Purchase Agreement; were made only as of specified dates and do not reflect subsequent information; were made solely for the benefit of the parties thereto; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures that modify, qualify and create exceptions to such representations, warranties and covenants; were made for the purposes of allocating risk between the parties thereto instead of establishing matters of fact; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties, their affiliates or their respective businesses. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 8, 2021, the Company entered into a First Amendment Agreement (the “Amendment”), which amends the Amended and Restated Credit Agreement, dated as of April 30, 2021 (as amended by the Amendment, the “Credit Agreement”), by and among the Company, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent. The Amendment, among other things, adds a $30.0 million incremental term loan to the $25.0 million revolving credit facility provided by the original Credit Agreement. The term loan and the revolving credit facility mature on September 8, 2024. The Credit Agreement provides that, subject to satisfaction of certain conditions, the Company may increase the amount of the revolving loans available under the Credit Agreement and/or add one or more term loan facilities in an amount not to exceed $25.0 million in the aggregate, such that the total aggregate principal amount of loans available under the Credit Agreement (including under the revolving credit facility) does not exceed $80.0 million.

On September 8, 2021, in connection with the closing of the acquisition of the Acquired Business, the Company borrowed the $30.0 million term loan and utilized that borrowing, together with a draw of $25.0 million under the revolving credit facility and cash on hand, to fund the purchase, as described in Item 1.01 above. The principal of the term loan is required to be repaid in quarterly installments of $750,000.

The term loan and amounts drawn under the revolving credit facility under the Credit Agreement bear interest, at the Company’s option, at a rate equal to (a) the highest of (i) the prime rate, (ii) the federal funds rate plus 0.50% and (iii) LIBOR for an interest period of one month plus 1% (the “Base Rate”) plus an applicable margin or (b) LIBOR for an interest period of one, three or six months, at the Company’s option, plus the applicable margin. The applicable margin is 0.75% to 2.25% on loans bearing interest at the Base Rate and 1.75% to 3.25% on loans bearing interest at LIBOR, in each case depending on the Company’s consolidated total leverage ratio. Undrawn portions of the revolving credit facility are subject to an unused line fee at a rate per annum from 0.300% to 0.375%, depending on the Company’s consolidated total leverage ratio.

The Company’s obligations under the Credit Agreement are secured by a security interest in substantially all of its assets and those of its subsidiaries and are also guaranteed by its subsidiaries.

The Credit Agreement requires that the Company not permit, as of the last day of each fiscal quarter, (i) its consolidated total leverage ratio to exceed 3.00 to 1.00, (ii) its Consolidated EBITDA (as defined in the Credit Agreement) to be less than $20.0 million, and (iii) its Consolidated Fixed Charge Coverage Ratio (as defined in the Credit Agreement) to be less than 1.50 to 1.00, in each case for the period of four consecutive fiscal quarters ending on or immediately prior to such date.

The Credit Agreement also contains certain other restrictions and covenants, which, among other things, restrict the Company’s ability to acquire or merge with another entity, dispose of its assets, make investments, loans or guarantees, incur additional indebtedness, create liens or other encumbrances, or pay dividends or make other distributions.

Amounts due under the Credit Agreement may be accelerated upon an Event of Default (as defined in the Credit Agreement), such as breach of a representation, covenant or agreement, defaults with respect to certain of the Company’s other material indebtedness or the occurrence of bankruptcy if not otherwise waived or cured.

The foregoing description of the Amendment, including the Credit Agreement, is a summary of the material terms, does not purport to be complete, and is qualified in its entirety by reference to the Amendment, which includes the Credit Agreement as Exhibit A to the Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On September 8, 2021, the Company issued a press release in connection with the matters discussed in this Current Report on Form 8-K. Attached hereto as Exhibit 99.1 is a copy of the press release. In accordance with General Instruction B.2 of Form 8-K, the information in this report under this heading, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of September 8, 2021 among Tactile Systems Technology, Inc., International Biophysics Corporation and H. David Shockley, Jr.
10.1	First Amendment Agreement, dated as of September 8, 2021, among Tactile Systems Technology, Inc., the Lenders signatory thereto and Wells Fargo Bank, National Association, as administrative agent
99.1	Press Release dated September 8, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TACTILE SYSTEMS TECHNOLOGY, INC.
Date: September 8, 2021	By:	/s/ Brent A. Moen
Brent A. Moen
Chief Financial Officer